SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

P.O. Box 4887, One Penn Square Lancaster, Pennsylvania	17604
(Address of Principal Executive Offices)	Zip Code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Share Purchase Rights	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 0-10587

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant's Securities to be Registered.

This amendment to Form 8-A amends Fulton Financial Corporation’s (“Fulton’s”) Form 8-A dated June 30, 1989, as amended by Form 8-A/A dated April 27, 1999, by Form 8-A/A dated June 30, 1999, by Form 8-A/A dated May 17, 2001 and by Form 8-A/A dated December 27, 2005, solely to disclose the second amendment, dated as of December 23, 2008 (the “Amendment”), to Fulton’s Second Amended and Restated Rights Agreement, dated as of December 20, 2005 (the “Second Amended and Restated Rights Agreement”).

The purpose of the Amendment was to amend the provisions of the Second Amended and Restated Rights Agreement to provide that the term “Acquiring Person” shall not include the United States Department of the Treasury (the “Investor”) solely as a result of (i) the execution of a Letter Agreement, dated December 23, 2008, between Fulton and the Investor or of a warrant (the “Warrant”) to purchase 5,509,756 shares of common stock issued to the Investor or (ii) the consummation of the transactions contemplated by the Letter Agreement or the Warrant.

A copy of the Second Amended and Restated Rights Agreement and the Amendment are available free of charge from Fulton Bank. This summary description of the Second Amended and Restated Rights Agreement and the Amendment does not purport to be a complete description and is qualified in its entirety by reference to the Second Amended and Restated Rights Agreement and the Amendment, which are incorporated herein by reference.

The Second Amended and Restated Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 4.1 to Fulton’s Current Report on Form 8-K dated December 27, 2005. The Warrant, Amendment and Letter Agreement were filed as Exhibits 4.2, 4.3 and 10.1 to Fulton’s Current Report on Form 8-K dated December 23, 2008.

Item 2.	Exhibits.

3.1

Articles of Incorporation, as amended and restated, of Fulton Financial Corporation as amended - Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Form S-4 Registration Statement filed on October 7, 2005.

3.2

Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A filed December 19, 2008 - Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Current Report on Form 8-K, dated December 23, 2008.

3.3

Amended and Restated Bylaws of Fulton Financial Corporation, as amended and restated on September 16, 2008 - Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Current Report Form 8-K, dated September 18, 2008.

4.1

Second Amended and Restated Rights Agreement, dated as of December 20, 2005, between the Registrant and Fulton Bank, as Rights Agent, which includes as Exhibit A the Form of Rights Certificate and Form of Election to Purchase and as Exhibit B the Summary of Rights – Incorporated by reference to Exhibit 4.1 of the Fulton Financial Corporation Current Report on Form 8-K, dated December 27, 2005.

4.2

Amendment to Second Amended and Restated Rights Agreement, dated as of December 23, 2008 - Incorporated by reference to Exhibit 4.3 of the Fulton Financial Corporation Current Report on Form 8-K, dated December 23, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

FULTON FINANCIAL CORPORATION

Date: January 15, 2009	By:	/s/ Charles J. Nugent
	Name:	Charles J. Nugent
	Title:	Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description

3.1

Articles of Incorporation, as amended and restated, of Fulton Financial Corporation as amended - Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Form S-4 Registration Statement filed on October 7, 2005.

3.2

Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A filed December 19, 2008 - Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Current Report on Form 8-K, dated December 23, 2008.

3.3

Amended and Restated Bylaws of Fulton Financial Corporation, as amended and restated on September 16, 2008 - Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Current Report Form 8-K, dated September 18, 2008.

4.1

Second Amended and Restated Rights Agreement, dated as of December 20, 2005, between the Registrant and Fulton Bank, as Rights Agent, which includes as Exhibit A the Form of Rights Certificate and Form of Election to Purchase and as Exhibit B the Summary of Rights – Incorporated by reference to Exhibit 4.1 of the Fulton Financial Corporation Current Report on Form 8-K, dated December 27, 2005.

4.2

Amendment to Second Amended and Restated Rights Agreement, dated as of December 23, 2008 - Incorporated by reference to Exhibit 4.3 of the Fulton Financial Corporation Current Report on Form 8-K, dated December 23, 2008.